EXHIBIT 2.1



          ARRANGEMENT AGREEMENT MADE AMONG PRAXIS PHARMACEUTICALS INC.
               AND PATCH ENERGY INC. DATED AS OF OCTOBER 20, 2003


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                              ARRANGEMENT AGREEMENT

                                   made among

                           PRAXIS PHARMACEUTICALS INC.

                                       and

                                PATCH ENERGY INC.

                          Dated as of October 20, 2003





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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 INTERPRETATION.......................................................1

    Definitions................................................................1
    Currency...................................................................4
    Interpretation.............................................................4
    Governing Law and Attornment...............................................5
    Schedules..................................................................5

ARTICLE 2 PURPOSE AND COVENANTS................................................5

    Purpose....................................................................5
    Effective Date.............................................................5
    Covenants of Patch.........................................................5
    Covenants of Praxis........................................................6
    Mutual Covenants Concerning Business and Financial Matters.................6
    Mutual Covenants Not to Solicit a Competing Transaction....................7
    Negotiations with Other Parties to Cease...................................7
    Notification of Competing Proposal.........................................7
    Delivery of Material Non-Public Information................................8
    Notice of Superior Proposal................................................8
    Negotiation of an Amendment to this Agreement..............................8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES.......................................9

    Representations and Warranties of the Parties..............................9

ARTICLE 4 CONDITIONS PRECEDENT................................................10

    Mutual Conditions Precedent...............................................10
    Conditions to Obligations Patch...........................................11
    Conditions to Obligations of Praxis.......................................12
    Notice of Failure to Comply With Conditions...............................12
    Merger of Conditions......................................................13

ARTICLE 5 TERMINATION AND WAIVER..............................................13

    Termination...............................................................13
    Waiver....................................................................13
    Effect of Termination.....................................................13

ARTICLE 6 IMPLEMENTATION OF TRANSACTION.......................................14

    Interim Order.............................................................14
    Filing of Final Order.....................................................14
    Arrangement and Closing...................................................14

ARTICLE 7 GENERAL.............................................................14

    Notice....................................................................14
    Amendment.................................................................15
    Amendment Resulting from Final Order......................................15
    Binding Effect............................................................16
    Prohibition Against Assignment............................................16
    Equitable Remedies........................................................16
    Disclosure................................................................16
    Entire Agreement..........................................................16
    Time of Essence...........................................................16


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    Counterpart Executions and Facsimile Transmissions........................16
    Expenses..................................................................16
    Notification of Certain Matters...........................................16
    Investigation.............................................................17

    SCHEDULE A - PLAN OF ARRANGEMENT




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                              ARRANGEMENT AGREEMENT


THIS ARRANGEMENT AGREEMENT is made as of the 20th day of October, 2003

AMONG:

         PRAXIS PHARMACEUTICALS INC., a company incorporated under the laws of the State of Utah

         ("Praxis")

AND:

         PATCH ENERGY INC., a company continued by amalgamation under the laws of Canada

         ("Patch")


WHEREAS:

(A)      Praxis and Patch wish to combine their respective businesses;

(B) The Parties wish to accomplish the business combination by having the holders of common shares of Patch exchange them for common shares of Praxis pursuant to an Arrangement; and

(C) The Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the combination of their businesses.


NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

DEFINITIONS

1.1 In this Agreement and in the recitals and Schedules hereto, unless there is something in the context or subject matter inconsistent therewith, the following words and phrases will have the meanings hereinafter set out:

         ADVERSE MATERIAL CHANGE means, in respect of any Party, any change, effect, event, occurrence or state of facts that is or would reasonably be expected to be, Material and adverse to the business, operations, capital, assets, liabilities or financial condition of such Party;


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         APPLICABLE LAW means any applicable domestic or foreign law, including any statute, subordinate legislation or treaty and any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority having the force of law;

         APPLICABLE SECURITIES LAW means applicable Canadian Securities Laws, U.S. Securities Laws and the by-laws, rules and published policies of the Stock Exchanges;

         ARRANGEMENT means the arrangement under ss.192 of the CBCA on the terms set forth in the Plan of Arrangement which is attached hereto as Schedule A;

         ARTICLES OF ARRANGEMENT means the articles of arrangement of Patch relating to the Arrangement;

         BUSINESS DAY means a day which is not a Saturday, Sunday or a civic or statutory holiday, in the place where an action is to be taken;

         CANADIAN SECURITIES LAWS means the Securities Act (British Columbia) and the equivalent legislation in the other Provinces and in the Territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any of such statutes, and the published policies, bulletins and notices of the regulatory authorities administering such statutes;

         CBCA means the Canada Business Corporations Act, as now enacted, as amended, and the regulations thereto;

         CERTIFICATE OF ARRANGEMENT means the certificate issued by the Director under the CBCA giving effect to the Arrangement;

         COMPETING TRANSACTION means a bona fide offer or proposal, other than as contemplated by this Agreement

            (a) for a merger, amalgamation, reorganization, arrangement or other business combination involving a Party,

            (b) to acquire, in any manner whether from treasury or otherwise and either directly or indirectly, any shares or convertible securities which exceed, or upon conversion will exceed, 20% of the outstanding voting shares of the Party,

            (c) to acquire, in any manner and either directly or indirectly, assets which exceed in the aggregate 20% of the consolidated assets of a Party, or

            (d) for the adoption of a plan of liquidation or dissolution of, affecting or involving a Party;

         COURT means the Supreme Court of British Columbia;

         DISSENTER means a person who has exercised a Dissent Right;

         DISSENT RIGHT means the right to dissent to the Arrangement described in Article 5 of the Plan of Arrangement;

         EFFECTIVE DATE means the date shown on the Certificate of Arrangement;


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         EFFECTIVE TIME means 5:00 p.m. (Vancouver time) on the Effective Date;

         ENCUMBRANCE means a mortgage, charge, pledge, lien, hypothec, security interest, adverse claim and rights of third parties to acquire or restrict the use of property;

         FINAL ORDER means the final order of the Court approving the Arrangement;

         FINANCIAL STATEMENTS of a Party means its audited comparative financial statements and the notes thereto for the Party's most recently completed fiscal year, together with the auditor's report thereon and its published unaudited interim financial statements for the quarters ended prior to the Effective Date;

         GOVERNMENTAL AUTHORITY means any domestic or foreign legislative, executive, judicial or administrative body or person having or purporting to have jurisdiction in the relevant circumstances;

         INFORMATION CIRCULAR means the management information circular to be sent by Patch to Patch Shareholders in connection with the Meeting;

         INTERIM ORDER means the interim order of the Court providing for, among other things, the calling of the Meeting;

         MATERIAL means, when used in respect to the affairs of a Party, an event, occurrence or fact concerning the business, operations, capital, assets, liabilities or financial condition of the Party, on a consolidated basis, that would reasonably be expected to influence a reasonable investor in whether or not to invest in the securities of the Party;

         MATERIAL FACT has the meaning attributed to such phrase in the Securities Act (British Columbia);

         MEETING means an extraordinary general meeting of Patch Shareholders to be held pursuant to the Interim Order as soon as possible after the date of execution hereof, called for the purpose of considering the Arrangement, including any adjournment or adjournments thereof;

         PARTY means a party to this Agreement;

         PATCH SHAREHOLDER means the holders from time to time of Patch Shares;

         PATCH SHARES means the common shares without par value in the capital of Patch;

         PLAN OF ARRANGEMENT means the plan of arrangement attached as Schedule A to this Agreement, as amended from time to time;

         PRAXIS SHARES means the common shares without par value in the capital of Praxis;

         REGULATORY APPROVAL means any approval, consent, waiver, permit, order or exemption from any Governmental Authority that is required or advisable to be obtained in order to permit the Arrangement to be effected;

         REPRESENTATIVES of a Party means collectively, the directors, officers, employees, consultants, advisors and agents of the Party;

         SEC means the United States Securities and Exchange Commission;


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         SHARE COMMITMENT means an obligation of a Party to issue treasury shares;

         SUPERIOR PROPOSAL means a proposal for a Competing Transaction that is delivered to a Party in writing, which the Board of Directors of the Party determines will, in its good faith reasonable judgment, after consultation with its financial advisors, if consummated in accordance with its terms, be more favourable from a financial point of view to the shareholders of the Party than the Arrangement and will be able to be completed in a commercially reasonable length of time;

         U.S. EXCHANGE ACT means the United States Securities Exchange Act of 1934, as amended;

         U.S. SECURITIES ACT means the United States Securities Act of 1933, as amended;

         U.S. SECURITIES LAWS means the applicable blue sky or securities legislation in the United States or any state or territory of the United States or the District of Columbia, together with the U.S. Exchange Act and the U.S. Securities Act and the rules and regulations of the SEC thereunder;

and words and phrases used herein that are defined in the CBCA will have the same meaning herein as in the CBCA unless the context otherwise requires.

CURRENCY

1.2 All sums of money which are referred to in this Agreement and the Arrangement are expressed in lawful money of Canada unless otherwise stated.

INTERPRETATION

1.3 In this Agreement, unless otherwise expressly stated or the context otherwise requires:

         (a) the division of this Agreement and the Plan of Arrangement into Articles and Sections and the further division thereof and the insertion of headings and a table of contents are for convenience of reference only and will not affect the construction or interpretation of this Agreement or the Arrangement. Unless otherwise indicated, any reference in this Agreement and the Plan of Arrangement to an Article, Section or the symbol ss., or Schedule refers to the specified Article or Section of or Schedule to this Agreement;

         (b) the terms "Arrangement Agreement", "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to a section is to the appropriate section of this Agreement;

         (c) words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders and words importing persons will include firms and corporations and vice versa;

         (d) if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

         (e) the word "including" means "including, without limiting the generality of the foregoing";

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         (f)      a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

         (g) a reference to the knowledge of a Party means to the best of the knowledge of any of the officers of such Party after due enquiry.

GOVERNING LAW AND ATTORNMENT

1.4 This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the Parties attorn to the non-exclusive jurisdiction of the Courts of the Province of British Columbia.

SCHEDULES

The following schedule is hereby incorporated in and forms part of this
Agreement:

         Schedule A -   Plan of Arrangement.

                                   ARTICLE 2

                              PURPOSE AND COVENANTS

PURPOSE

2.1 The parties hereto have entered into this Agreement for the purpose of effecting the Arrangement on the Effective Date.

EFFECTIVE DATE

2.2 The Arrangement will become effective on the Effective Date and the steps to be carried out pursuant to the Arrangement will become effective on the Effective Date in the order set out in the Plan of Arrangement.

COVENANTS OF PATCH

2.3 As soon as reasonably practicable, Patch shall apply to the Court pursuant to section 192 of the CBCA for an order approving the Arrangement and in connection with such application, Patch will:

         (a) file, proceed with and diligently prosecute an application for the Interim Order, providing for, among other things, the calling and holding of the Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement; and

         (b) subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order;

and subject to the fulfilment or waiver of the conditions set forth in Article 4, Patch will deliver and file with the Registrar the Final Order, the Articles of Arrangement and such other documents as may be required to give effect to the Arrangement as soon as reasonably practicable.


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COVENANTS OF PRAXIS

2.4 Praxis covenants and agrees with Patch that on or prior to the Effective Date, it will conditionally allot and reserve for issuance a sufficient number of Praxis Shares to meet the obligations of Praxis under the Arrangement;

MUTUAL COVENANTS CONCERNING BUSINESS AND FINANCIAL MATTERS

2.5 Each of the Parties covenants and agrees that, prior to the Effective Date, unless the other Party consents in writing, which consent will not be unreasonably withheld, or as otherwise expressly contemplated or permitted by this Agreement, it will:

         (a) carry on its business in the usual and normal course consistent with past practice and will not enter into any Material transaction, commitment or expenditure;

         (b) not issue or agree to issue any shares or other securities, whether by option or otherwise, without the prior written consent of the other Party, save and except pursuant to the exercise of stock options, warrants or conversion or exchange rights attaching to securities which are currently outstanding or under existing share issuance or grant plans;

         (c) permit the other Party's Representatives, at all reasonable times, access to the properties owned or controlled by the Party and to the books, records, reports, data and all other information relevant to the business, operations, capital, assets, liabilities and financial condition of the Party;

         (d)   support the Arrangement and act expeditiously and in good faith,

               (i) in finalizing material for applications to the Court for the Interim Order and Final Order in a form satisfactory to the Parties, which applications will request that the Court approve the Arrangement on the basis that it is fair and reasonable to the security holders of Patch and will state that, if the Arrangement is approved, the Praxis Shares to be issued pursuant to the Arrangement will not require registration under the U.S. Securities Act by virtue of Section 3(a)(10) thereof and the Final Order,

               (ii) in finalizing the Information Circular in form satisfactory to the Parties,

               (iii)    in convening the Meeting,

               (iv)     in soliciting shareholder approval for the Arrangement;

               (v) in seeking applicable regulatory approvals for the Arrangement, and

               (vi)     in completing the Arrangement;

         (e) subject to ss.2.9, not disclose, in connection with any Competing Transaction, any confidential information or provide any access to the Party's properties, books, records or data;

         (f) not enter into or change the terms of any employment, management, consulting or severance agreement or other similar arrangement with any of its directors, officers, employees or any other person or pay any compensation to any such director, officer, employee or other person other than as explicitly provided in any such agreement or hereunder;

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         (g)      not amend or propose to amend its articles, by-laws or
         authorized capital or the terms of any agreement which is Material to it;

         (h) use its reasonable commercial efforts to preserve intact its business organization and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

         (i) not take any action, which would render or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Date; and

         (j) promptly notify the other Party orally and in writing of any Adverse Material Change or any change which could reasonably be expected to become an Adverse Material Change in its business, operations, capital, assets, liabilities or financial condition and of any Material governmental or third party complaints, investigations or hearings (or communications indicating that such may be contemplated);

provided, however, that ss.(d) and ss.(e) above will not apply where a Competing Transaction is made to a Party in writing, which the Board of Directors of the Party determines is a Superior Proposal.

MUTUAL COVENANTS NOT TO SOLICIT A COMPETING TRANSACTION

2.6 No Party will, directly or indirectly, through any Representative or otherwise, solicitor, initiate, facilitate or knowingly encourage the initiation of a proposal for a Competing Transaction, provided however, that nothing contained in this section or the other provisions of this Agreement will prevent the Board of Directors of any Party which receives an unsolicited bona fide proposal for a Competing Transaction in respect of that Party or its shareholders or one or more of its Material Subsidiaries, from considering, negotiating, approving or recommending to its shareholders the Competing Transaction if:

         (a) the Board of Directors of the Party receives an opinion of counsel, that is reflected in the minutes of such Board of Directors, that it is required to consider the proposal in order to discharge properly its fiduciary duties, and

         (b) the Board of Directors of the Party determines that the Competing Transaction is a Superior Proposal.

NEGOTIATIONS WITH OTHER PARTIES TO CEASE

2.7 Each Party will immediately cease and cause to be terminated any existing discussions or negotiations with any other party with respect to any potential Competing Transaction, provided, however, that any third party affected will not be released from any confidentiality agreement which such third party is bound by or be released from any standstill agreement or provision to which such third party is a party unless concurrently therewith such third party proposes a Competing Transaction which is determined to be a Superior Proposal.

NOTIFICATION OF COMPETING PROPOSAL

2.8 Each Party will promptly notify the other Party orally and in writing of any proposed Competing Transaction of which a director or officer of the Party hereafter becomes aware, or any

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                                      -8-

amendment to the foregoing, or any request for non-public information relating to a Party in connection with a Competing Transaction or for access to the properties, books or records of such Party by any Person that informs such Party that it is considering making a proposal for a Competing Transaction. Such written notice will include a copy of any such proposal for a Competing Transaction and all amendments thereto.

DELIVERY OF MATERIAL NON-PUBLIC INFORMATION

2.9 If a Party receives a request for material non-public information from a person who makes a bona fide proposal for a Competing Transaction and the Board of Directors of such Party determines that such proposal would be a Superior Proposal assuming the satisfactory outcome of due diligence, the Board of Directors of such Party may, subject to the execution by such person of a confidentiality agreement containing standstill provisions substantially the same as those contained in the Confidentiality Agreement and the delivery of a copy of such Confidentiality Agreement to the other Party, provide such person with access to information.

NOTICE OF SUPERIOR PROPOSAL

2.10 A Party will not accept, approve, recommend or enter into any agreement, arrangement or understanding to implement a Superior Proposal without:

         (a)      complying fully with the provisions ofss.2.8;

         (b) providing to the other Party written notice that the Board of Directors of such Party has determined that it has received and is prepared to accept, approve, recommend or enter into an agreement, arrangement or understanding to implement a Superior Proposal and a copy of any proposal or agreement in respect of the Superior Proposal executed by the person making the Superior Proposal, in each case as soon as possible but in any event not less than five Business Days prior to a date established by the Board of Directors for acceptance, approval or recommendation of the Superior Proposal; and

         (c) allowing the other Party to propose, during such five Business Day period, an amendment to this Agreement to provide for consideration and other terms that make the Arrangement at least equivalent from a financial point of view to the Superior Proposal such that it will no longer be a Superior Proposal.

NEGOTIATION OF AN AMENDMENT TO THIS AGREEMENT

2.11 If a Party proposes an amendment pursuant to ss.2.10(c), the other Party will negotiate in good faith to reach agreement on an amendment to this Agreement and if such an amendment is concluded, the Superior Proposal will no longer be a Superior Proposal and the Party involved in it will not implement the Competing Transaction and may not terminate this Agreement as provided in ss.5.1(d). If the Parties do not reach agreement on an amendment to this Agreement such that the Superior Proposal remains a Superior Proposal, the Party involved in it may terminate this Agreement in accordance with ss.5.1(d) and thereafter may enter into an agreement to implement or recommend to its shareholders, the Superior Proposal.

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                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1      Each of the Parties represents and warrants to the other that:

         (a) it is a corporation duly incorporated or continued and validly existing under the laws of its jurisdiction of incorporation or continuation and has all necessary corporate power and capacity and qualifications to own or lease its property and assets and to conduct its business as now conducted by it and each of them is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary;

         (b) it hold all permits, licences and approvals required for the operation of its business as is now being and has previously been conducted, and its business is not being and has not been conducted in violation of any law, ordinance, regulation, decree, order, permit or license, except for violations which, individually and in the aggregate, would not constitute an Adverse Material Change on a consolidated basis;

         (c) its issued shares are validly issued and are outstanding as fully paid and non-assessable shares;

         (d) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by its Board of Directors and this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity;

         (e) the execution of this Agreement and the performance of the terms hereof will not result in any breach of, be in conflict with, constitute a default under (whether after notice or lapse of time or both) or result in the acceleration of indebtedness pursuant to, any contract, lease, agreement, instrument or other commitment, written or oral, to which the Party is a party or by which it is bound or any judgment, decree, order, statute, rule, licence or regulation applicable to it;

         (f) other than previously disclosed to the other Party in writing, there are no agreements Material to the conduct of its business and no approval or consent of any person is required in order that such Material agreements continue in full force and effect following consummation of the transactions contemplated hereby;

         (g) the Party's Financial Statements and the notes thereto present, or will present, fairly in all Material respects the consolidated financial condition of the Party and the results of operations for the respective periods indicated in such statement and have been or will be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis, except as otherwise stated in the notes to such statements and the Party has no, or will not have any liabilities (whether accrued, absolute, contingent or otherwise) of a nature required to be set out in such statements and the notes thereto in accordance with U.S. generally accepted accounting principles, other than as set out in the Party's Financial Statements and the notes thereto;

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                                      -10-

         (h) since the end of the Party's most recently completed fiscal year, except as disclosed in writing to the other Party:

                  (i) the Party has conducted its business only in the usual, ordinary and regular course, consistent with past practice; and

                  (ii) no event has occurred that has caused and the Party has not incurred any liability or obligation which is reasonably likely to cause, an Adverse Material Change in respect of the Party;

         (i) no person is entitled to any broker's or finder's fee or other fee, commission or compensation payable by the Party in connection with the transactions contemplated by this Agreement, except for fees payable to the Party's professional, financial and technical advisors, filing and other fees to regulatory authorities and other miscellaneous fees and expenses;

         (j) the Party does not have any policies in force applicable to any employees, that contain the requirement to make lump-sum cash payments or pay other consideration upon the occurrence of a change of control of the Party or upon the termination of the employment, contract or arrangement other than disclosed to the other Party in writing;

         (k) the Party has no outstanding agreements or obligations in respect of the repurchase, redemption, exchange or conversion of any of its outstanding shares and there are no pre-emptive rights or voting, shareholders or other similar agreements pertaining to the Party's shares;

         (l) the information that will be contained in the Information Circular pertaining to the Party and its business, operations, capital, assets, liabilities and financial condition will not contain an untrue statement of a Material Fact relating to the Party or the Arrangement and will not omit to state any Material Fact relating to the Party or the Arrangement required to be stated therein or which is necessary in order to make the statements made therein relating to the Party or the Arrangement not misleading in light of the circumstances under which they were made; and

         (m) save and except as described in the Party's Financial Statements or as previously disclosed to the other party in writing, the Party is unaware of any judicial or administrative actions, suits, proceedings or investigations pending or threatened against the Party or any of the Party's Material Subsidiaries, which might result in an Adverse Material Change in the business, operations, capital, assets, liabilities or financial condition of the Party or any of the Party's Material Subsidiaries and is unaware of any basis that exists for any such action, suit, proceeding or investigation.


                                   ARTICLE 4

                              CONDITIONS PRECEDENT

MUTUAL CONDITIONS PRECEDENT

4.1 The respective obligations of the Parties to complete the transactions contemplated hereby will be subject to the satisfaction, on or before the Effective Date, of each of the following conditions:

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                                      -11-

         (a) the Interim Order will have been granted in form and substance satisfactory to the Parties, acting reasonably, and will not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably;

         (b) the Arrangement, with or without amendment, and the transactions contemplated thereby will have been approved by resolution of the Patch Shareholders at the Meeting in accordance with the provisions of the CBCA, the Articles of Patch, the Interim Order and any applicable regulatory requirements;

         (c) the Final Order will have been granted by the Court, which order will find that, before approving the Arrangement, the terms and conditions of the exchanges pursuant to the Arrangement are fair to the shareholders of Patch and will be in form and substance satisfactory to the Parties acting reasonably and having regard to this Agreement and will not have been modified or set aside in a manner that is unacceptable to the Parties, acting reasonably;

         (d) the Final Order together with the Articles of Arrangement will have been accepted by the Director for filing;

         (e) there will not be in force any order or decree of a court of competent jurisdiction or of any Governmental Authority restraining, interfering with or enjoining the consummation of the transactions contemplated by this Agreement including, without limitation, the Arrangement;

         (f)      this Agreement will not have been terminated pursuant to
         Article 5;

         (g) the issuance of the Praxis Shares to the holders of the Patch Shares, pursuant to the terms and conditions of this Agreement and the Plan of Arrangement will be exempt from the registration requirements under the U.S. Securities Act pursuant to Section 3(a)(10) of such Act;

         (h) all other Regulatory Approvals in connection with or required to permit the completion of the Arrangement will have been obtained or received on terms which are satisfactory to the Parties acting reasonably;

         (i) rights of dissent in relation to the Arrangement will not have been exercised by the holders of more than 10% of the issued and outstanding Patch Shares.

The foregoing conditions are for the mutual benefit of each of the Parties and may be waived, in whole or in part, by any Party at any time, provided that no Party may waive any mutual condition on behalf of any other Party.

CONDITIONS TO OBLIGATIONS PATCH

4.2 The obligation of Patch to complete the transactions contemplated hereby is subject to the satisfaction, on or before the Effective Date, of each of the following conditions, which conditions are for the sole benefit of Patch and may be waived by it in whole or in part by notice in writing to Praxis without prejudice to the rights of Patch to rely on any of the other condition:

         (a) Patch, acting reasonably, will be satisfied that no Adverse Material Change has occurred in the business, operations, capital, assets, liabilities or financial condition of Praxis from the end of Praxis' most recently completed fiscal year to the Effective Date;

         (b) except as affected by transactions contemplated by this Agreement, the representations and warranties of Praxis contained in ss.3.1 will be true and correct in all material respects on the Effective Date with the same effect as though such representations and warranties had been made at and as of such time;

         (c) Patch or the shareholders of Patch will not have received a Competing Transaction which the Board of Directors of Patch has determined to be a Superior Proposal;

         (d) each of the covenants, acts and undertakings of Praxis to be performed pursuant to the terms of this Agreement on or before the Effective Date will have been performed in all material respects by Praxis;

         (e) no third party act, action, suit or proceeding will have been taken which would prohibit Patch from completing the Arrangement; and

         (f) Patch will have received all such other documents and certificates as may reasonably be required by Patch in connection with completion of the Arrangement.

CONDITIONS TO OBLIGATIONS OF PRAXIS

4.3 The obligation of Praxis to complete the transactions contemplated hereby is subject to the satisfaction of each of the following conditions on or before the Effective Date, which conditions are for the sole benefit of Praxis and may be waived by it in whole or in part by notice in writing to Patch without prejudice to the rights of Praxis to rely on any other or others of such conditions:

         (a) Praxis, acting reasonably, will be satisfied that no Adverse Material Change has occurred in the business, operations, capital, assets, liabilities or financial condition of Patch from the end of Patch's most recently completed fiscal year to the Effective Date;

         (b) except as affected by transactions contemplated by this Agreement, the representations and warranties of Patch contained in ss.3.1 will be true and correct in all material respects on the Effective Date with the same effect as though such representations and warranties had been made at and as of such time;

         (c) each of the covenants, acts and undertakings of Patch to be performed pursuant to the terms of this Agreement on or before the Effective Date will have been duly performed in all material respects;

         (d) no third party act, action, suit or proceeding will have been taken which would prohibit Praxis from completing the Arrangement;

         (e) Praxis will have received all such other documents and certificates as may reasonably be required by Praxis in connection with completion of the Arrangement.

NOTICE OF FAILURE TO COMPLY WITH CONDITIONS

4.4 Each Party will give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts that would likely:

        (a) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any Material respect as of the date hereof or at the Effective Date; or

        (b) result in the failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Date.

MERGER OF CONDITIONS

4.5 A condition set out in Article 4 will be conclusively deemed to have been satisfied, waived or released upon the filing of the Articles of Arrangement as contemplated by this Agreement.

                                   ARTICLE 5

                             TERMINATION AND WAIVER

Termination

5.1      This Agreement may be terminated at any time prior to the Effective
Date:

         (a)      by mutual, written consent of Praxis and Patch;

         (b) by either Praxis or Patch if the Effective Date of the Arrangement has not occurred by December 31, 2003 (providing that the terminating Party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement);

         (c) by either Praxis or Patch (providing that the terminating Party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) if there has been a Material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, and such breach has not been cured or best efforts are not being employed to cure such breach within ten days after notice thereof is given to the Party committing such breach; or

         (d) by a Party in the event of the acceptance, approval or recommendation by its Board of Directors of a Superior Proposal.

WAIVER

5.2      At any time prior to the Effective Date, a Party hereto may:

         (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto; or

         (b) waive compliance with any of the agreements of the other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

EFFECT OF TERMINATION

5.3 If this Agreement is terminated as provided in ss.5.1, this Agreement will become void and there will be no liability or further obligation on the part of any Party hereto or any of their respective Representatives, except for liability arising from a willful breach of this Agreement or common law fraud.

                                   ARTICLE 6

                          IMPLEMENTATION OF TRANSACTION

INTERIM ORDER

6.1 The notice of motion for the application for the Interim Order will request that the Interim Order provide:

         (a) for the class or classes of persons to whom notice is to be provided in respect of the Arrangement and that the only class of persons to which notice is to be provided in respect of the Meeting is the Patch Shareholders;

         (b) that the requisite shareholders' approval for the Arrangement will be two-thirds of the votes cast on the Arrangement by holders of Patch Shares in person or by proxy at the Meeting;

         (c) that, in all other respects, the terms, restrictions and conditions of the articles of Patch, including the quorum requirements, will apply in respect of the Meeting; and

         (d)      for the grant of Dissent Rights.

FILING OF FINAL ORDER

6.2 As soon as possible after receipt of the Final Order, a certified copy of the Final Order and Articles of Arrangement will be sent to the Director pursuant to section 283(1) of the CBCA with the request that a Certificate of Arrangement be endorsed on the Articles of Arrangement.

ARRANGEMENT AND CLOSING

6.3 Patch will promptly advise Praxis as to the date on which a Certificate of Arrangement has been issued by the Director on receipt of such advise Praxis shall take all such steps so as to cause the Praxis Shares to be issued, be released and the parties will exchange such other documents as may be necessary or desirable in connection with the completion of the transactions contemplated by this Agreement and the Arrangement, including without limitation, the delivery of required legal opinions.


                                   ARTICLE 7

                                     GENERAL

NOTICE

7.1 Any notice, direction or other instrument required or permitted to be given hereunder:

         (a) will be in writing and may be given by delivering the same or sending the same by facsimile transmission addressed as follows:

         To Praxis:

                  o

         To Patch:

                  o

                  Telecopier:       o
                  Attention:        o;

         (b) will, whether delivered or transmitted by facsimile transmission, be deemed to have been given at the time and on the date on which it was delivered to or received in the office of the addressee, as the case may be, if delivered or transmitted prior to 5:00 p.m. (Vancouver time) on a Business Day or at 9:00 a.m. (Vancouver time) on the subsequent Business Day if delivered or transmitted subsequent to such time;

         (c) will be given at such other address for service as may be given by a Party from time to time by notice to the other Party hereto in accordance with the foregoing;

         (d) will be signed by one or more duly authorized officers of the Party delivering it; and

         (e) will be deemed to constitute the representation and warranty of the Party who has given it to the other Party that such Party is authorized to give such notice, direction or other instrument at such time under this Agreement (unless the receiving Party has actual knowledge to the contrary) and the receiving Party will not be required to make any inquiry to confirm such authority.

AMENDMENT

7.2 This Agreement may, at any time, and from time to time before and after the holding of the Meeting but not later than the Effective Date, be amended by written agreement of Praxis and Patch (or, in the case of a waiver, by written instrument of the Party giving the waiver) without, subject to Applicable Laws, further notice to or authorization on the part of Patch Shareholders or the Court. Without limiting the generality of the foregoing, any such amendment may:

         (a) change the time for performance of any of the obligations or acts of the parties hereto;

         (b) waive any inaccuracies or modify any representation contained herein or in any documents to be delivered pursuant hereto; and

         (c) waive compliance with or modify any of the covenants or conditions herein contained or waive or modify performance of any of the obligations of the parties hereto;

provided that, notwithstanding the foregoing, the terms of the Arrangement and this Agreement will not be amended in a manner prejudicial to Patch Shareholders without the approval of such shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

AMENDMENT RESULTING FROM FINAL ORDER

7.3 This Agreement and the Arrangement may be amended in accordance with the Final Order by written agreement of Praxis and Patch, provided that if the terms of the Final Order require any such amendment, the obligations of the parties hereto under ss.2.3, ss.2.4, ss.2.5, and ss.7.2 will remain unaffected.

BINDING EFFECT

7.4 This Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors.

PROHIBITION AGAINST ASSIGNMENT

7.5      No Party may assign its rights or obligations under this Agreement.

EQUITABLE REMEDIES

7.6 All covenants herein as to the enforceability of any covenant, agreement or document will be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditors' rights generally and to the effect that specific performance, being an equitable remedy, may not be ordered by a court in any particular circumstances.

DISCLOSURE

7.7 Except as required by Applicable Laws, neither Praxis nor Patch will make any public announcement or statement with respect to the Arrangement or this Agreement without the approval of the other Party. Moreover, in any event, each Party agrees to give prior notice to the other Party of any public announcement relating to the Arrangement or its affairs and agrees to consult with the other Party prior to issuing any such public announcement.

ENTIRE AGREEMENT

7.8 This Agreement and the Schedules hereto constitutes the whole of the agreement between the parties hereto with respect to the transactions and matters herein contemplated and supersedes all prior agreements, whether written or oral, in connection herewith.

TIME OF ESSENCE

7.9      Time will be of the essence of this Agreement.

COUNTERPART EXECUTIONS AND FACSIMILE TRANSMISSIONS

7.10 This Agreement may be executed in counterparts, each of which when delivered (whether in originally executed form or by facsimile transmission) will be deemed to be an original and all of which together will constitute one and the same document.

EXPENSES

7.11 Each Party will be responsible for its own expenses relating to the Arrangement including, without limitation, regulatory fees and fees of professional advisors, including legal counsel and auditors.

NOTIFICATION OF CERTAIN MATTERS

7.12     Each Party will give prompt notice to the other of:

         (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its Party contained in this Agreement to be untrue or incorrect in any respect at any time from the date of this Agreement to the Effective Date; and

         (b) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

INVESTIGATION

7.13 Any investigation by a Party and its Representatives will not mitigate, diminish or effect the representations and warranties of the other Party contained in this Agreement or any document or certificate given pursuant thereto.

IN WITNESS WHEREOF this Agreement has been signed, sealed and delivered by the parties hereto as of the date first above written.


PRAXIS PHARMACEUTICALS INC.


Per:
     ---------------------------------------
     Authorized Signatory


PATCH ENERGY INC.


Per:
    ----------------------------------------
    Authorized Signatory

                                   SCHEDULE A

                               PLAN OF ARRANGEMENT

IN THE MATTER OF AN ARRANGEMENT among Patch ( "Patch") and the holders from time to time of the issued and outstanding common shares without par value in the capital of the company pursuant to section 192 of the Canada Business Corporations Act.

                                   ARTICLE 1

                                 INTERPRETATION

1.1 In this Plan of Arrangement, unless the context otherwise requires, the following words and phrases will have the meanings hereinafter set out:

         ARRANGEMENT AGREEMENT means the agreement made as of October 20, 2003 among Praxis and Patch entered into for the purpose of effecting this Arrangement;

         ARRANGEMENT means the arrangement under the provisions ofss.192 of the CBCA as described herein;

         BUSINESS DAY means a day which is not a Saturday, Sunday or a civic or statutory holiday, in the place where an action is to be taken;

         CBCA means the Business Corporations Act (Ontario), as now enacted, as amended, and the regulations thereto;

         COURT means the Supreme Court of British Columbia;

         DIRECTOR means the Director appointed underss.260 of the CBCA;

         DISSENT RIGHT means the right of dissent and appraisal provided for in
         Article 5 hereto;

         DISSENTER means an Patch Shareholder who has exercised a Dissent Right and who is ultimately entitled to be paid the fair value of the Patch Shares held by such Patch Shareholder;

         EFFECTIVE DATE means the date shown on the Certificate of Arrangement;

         EFFECTIVE TIME means 5:00 p.m. (Vancouver time) on the Effective Date;

         FINAL ORDER means the final order of the Court approving the Arrangement;

         INTERIM ORDER means the interim order of the Court providing for, among other things, the calling of the Meeting;

         MEETING means an extraordinary general meeting of Patch Shareholders to be held pursuant to the Interim Order as soon as possible after the date of execution hereof, called for the purpose of considering the Arrangement, including any adjournment or adjournments thereof;

         PATCH means Patch Energy Inc.;

         PATCH SHAREHOLDERS means the holders from time to time of Patch Shares;

         PATCH SHARES means the common shares without par value in the capital of Patch;

         PLAN OF ARRANGEMENT means this plan of arrangement as amended or supplemented from time to time;

         PRAXIS means Praxis Pharmaceuticals Inc.Ltd.;

         PRAXIS SHARES means the common shares without par value in the capital of Praxis;

                                   ARTICLE 2

                              ARRANGEMENT AGREEMENT
2.1 This Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

                                   ARTICLE 3

                                   ARRANGEMENT

3.1 At the Effective Time, subject to the provisions of Article 5 hereof, the following will occur and will be deemed to occur in the following order without any further act or formality:

         (a) each issued Patch Share (other than those held by a Dissenter) will be and be deemed to be exchanged for one Praxis Share,

         (b) the names of the Patch Shareholders, other than Dissenters, will be removed from the registers of holders of Patch Shares;

         (c) Praxis will become the holder of all Patch Shares and the share register of Patch will be revised accordingly; and

         (d) the exchanges and cancellations provided for in this ss.3.1 will be deemed to occur at the Effective Time on the Effective Date, notwithstanding that certain of the procedures related thereto will not be completed until after the Effective Date.

3.2 Notwithstanding that the transactions or events set out in ss.3.1 may occur or be deemed to occur in the order therein set out without any further act or formality, each of Patch and Praxis agree to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by it in order to further document or evidence any of the transactions or events set out in ss.3.1 including, without limitation, any resolution of directors authorizing the issue, transfer or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares, any receipt therefor and any necessary additions to or deletions from share registers.

                                   ARTICLE 4

                                  CERTIFICATES

4.1 After the Effective date, certificates formerly representing Patch Shares which are held by a Patch Shareholder will represent only the right to receive certificates representing Praxis Shares in accordance with the terms of the Arrangement and this Plan of Arrangement.

4.2 No dividends or other distributions declared or made after the Effective Date with respect to the Praxis Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates which, immediately prior to the Effective Date, represented outstanding Patch Shares.

4.3 As soon as reasonably practicable after the Effective Date, Praxis will forward to each Patch Shareholder, at the address of such Patch Shareholder as it appears on the appropriate register for such securities, or certificates representing the Praxis Shares allotted and issued to such holder pursuant to the Arrangement.


                                   ARTICLE 5

                         RIGHTS OF DISSENT AND APPRAISAL

5.1 Registered holders of Patch Shares may exercise rights of dissent in connection with the Plan of Arrangement (the "Dissent Right") in the manner set forth in section 190 of the CBCA (as modified by the Interim Order, the Final Order and this ss.5.1) as if this section (as so modified) was applicable to such registered holders. Dissenting shareholders who:

         (a) are ultimately entitled to be paid fair value for their dissenting shares will be deemed to have transferred their dissenting shares to Patch for cancellation immediately before the Effective Time of the Arrangement on the Effective Date; or

         (b) for any reason are ultimately not entitled to be paid fair value for their dissenting shares, will be deemed to have participated in the Arrangement on the same basis as an Patch Shareholder who is not a Dissenter and will receive Praxis Shares on the same basis as every other Patch Shareholder;

but in no case will Patch be required to recognize such persons as holding Patch Shares on or after the Effective Date.

                                   ARTICLE 6

                            EFFECT OF THE ARRANGEMENT

6.1      As at and from the Effective Time:

         (c)    Patch will be a wholly-owned Subsidiary of Praxis;

         (d)    Patch will continue to hold all of its assets;

         (e) the rights of creditors against the property and interests of Patch will be unimpaired by the Arrangement;

         (f) Patch Shareholders, other than Dissenters, will hold Praxis Shares in replacement for their Patch Shares, as provided by the Plan of Arrangement;

                                    ARTICLE 7

                                   AMENDMENTS

7.1 Praxis and Patch reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Date, provided that any such amendment, modification or supplement must be contained in a written document that is filed with the Court and, if made following the Meeting, approved by the Court and, if required by the Court, communicated to Patch Shareholders.

7.2 Save and except as may be otherwise provided in the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by Praxis and Patch at any time prior to the Meeting with or without any other prior notice or communication, and if so proposed and accepted by Patch Shareholders voting at the Meeting, will become part of the Plan of Arrangement for all purposes.

7.3 Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting, will only be effective if consented to by Praxis and Patch and, if required by the Court, consented to by Patch Shareholders. 7.4 Any amendment, modification or supplement to this Plan of Arrangement may be made by the Parties without approval of the Patch Shareholders provided that it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Patch Shareholders.

                                   ARTICLE 8

                                   TERMINATION

8.1 This Plan of Arrangement will automatically terminate and be of no further force and effect upon the termination of the Arrangement Agreement in accordance with its terms.